Exhibit 10.3

BARNES GROUP INC.

SUPPLEMENTAL SENIOR OFFICER RETIREMENT PLAN

as amended and restated effective January 1, 2009

PREAMBLE

Barnes Group Inc. adopted the Supplemental Senior Officer Retirement Plan (the “SSORP”) effective April 3, 1996 and amended it effective December 31, 2007 and further amended it effective May 30, 2008, and effective January 1, 2009.

To the extent that, prior to December 31, 2007, any benefits under the SSORP as modified or supplemented (if at all) by any written individual agreement with a participant were “grandfathered” from Section 409A of the Internal Revenue Code (i.e., were compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance), such benefits shall be determined in accordance with, and be governed exclusively by, the provisions of the SSORP as in effect before December 31, 2007 and such individual agreement (if applicable).

To the extent that any benefits accrued under the SSORP before December 31, 2007 were not “grandfathered” from Section 409A of the Internal Revenue Code prior to December 31, 2007, and to the extent that any benefits are accrued under the SSORP on and after that date, then effective January 1, 2009, such benefits shall be determined in accordance with, and be governed by, the provisions of the SSORP as amended effective January 1, 2009, which are set forth below.

Notwithstanding the preceding sentence, the provisions of this Plan document (i.e., as amended effective January 1, 2009) applicable to the computation of benefits, to the commencement date of such benefits, to the time and form of payment, and to the selection of an optional form and a contingent annuitant or beneficiary, as well as any other provisions of this Plan document that are impossible or impracticable to apply to benefits already in pay status, shall not apply to benefits in pay status prior to January 1, 2009, to the extent such provisions are not required to apply pursuant to guidance prescribed by the Treasury Department under Section 409A of the Internal Revenue Code (including, but not limited, to, section XII.F of the preamble to the final regulations under such Section 409A and section 3.02 of IRS Notice 2007-86); rather, the applicable terms of the Plan in effect prior to January 1, 2009, as modified or supplemented (if at all) by any written individual agreement with a participant in accordance with Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, construed and supplemented as necessary in accordance with applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, shall apply to such benefits. To the extent permissible under applicable provisions of Section 409A of the Internal Revenue Code and Treasury Department guidance thereunder, this paragraph also shall apply to benefits not yet in pay status prior to January 1, 2009 but with respect to which all events necessary to receive the payment have occurred before January 1, 2009. For the avoidance of doubt, this paragraph shall not apply to any benefits to which the second sentence of this Preamble (relating to “grandfathered” benefits) applies.

SECTION 1

DEFINITIONS

The words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan.

1.1	“Benefits Committee” shall mean the Benefits Committee appointed by the Board or its successor.

1.2	“Board” shall mean the Board of Directors of Barnes Group Inc., or its successor.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

1.4	“Committee” shall mean the Compensation and Management Development Committee of the Board or its successor.

1.5	“Company” shall mean Barnes Group Inc. and each subsidiary and affiliated corporation that has adopted the Plan for the benefit of one or more employees.

1.6	“Compensation” with respect to any period in which the Participant earns Credited Service, shall mean the sum of (a) the Participant’s “Compensation”, as defined by the Qualified Plan, for such period, except that any such “Compensation” that is attributable to any period after a Participant’s Separation from Service on or after May 30, 2008 shall be excluded, and (b) bonuses paid pursuant to the Management Incentive Compensation Plan and the Performance-Linked Bonus Plan for Selected Executive Officers, or any successor plans, in all cases subject to any special rules on Compensation set forth in other provisions of this Plan. A bonus described herein shall be attributed to months of the year in which the bonus was earned, by prorating the bonus over the number of months worked by the Participant in that calendar year. In determining the benefits provided under this Plan, the limits of Code Section 401(a)(17) shall not apply.

1.7

“Credited Service” shall mean “Credited Service” as defined by the Qualified Plan, excluding any such “Credited Service” that is attributable to any period after a Separation from Service on or after May 30, 2008, in all cases subject to any special rules on Credited Service set forth in other provisions of this Plan. Notwithstanding the foregoing, the determination of a Participant’s Credited Service also shall take into account the provisions of any applicable written employment or other individual agreement between the Company and that

Participant, including, but not limited to, any distinctions under such an agreement between credit for purposes of eligibility to receive a benefit and credit for purposes of computation of a benefit, provided that no credit shall be provided pursuant to such an agreement for any period after a Separation from Service on or after May 30, 2008.

1.8	“Early Retirement Date” shall mean the date on which a Participant has a Separation from Service (other than by reason of death) that is (a) before the date the Participant reaches age 62 and completes 10 years of Credited Service, and (b) on or after the date the Participant has attained age 55 and completed 5 years of Credited Service.

1.9	“Effective Date” shall be January 1, 1996.

1.10	“Final Average Compensation” shall mean the product of (a) and (b), where (a) equals the amount determined when the Participant’s highest 60 months of Compensation, whether or not consecutive, during his last 120 months of employment (or all months of employment, if fewer than 120) are averaged, and (b) equals 12.

1.11	“Group I Participant” means an individual designated as such in Appendix A.

1.12	“Group II Participant” means an individual designated as such in Appendix A.

1.13	“Normal Retirement Date” shall mean the date on which a Participant has a Separation from Service (other than by reason of death) that is on or after the date the Participant has attained age 62 and completed 10 years of Credited Service.

1.14	“Participant” shall mean a Group I Participant or a Group II Participant.

1.15	“Plan” shall mean the Barnes Group Inc. Supplemental Senior Officer Retirement Plan, as amended and set forth herein or in any amendment hereto.

1.16	“Prior Employer Benefit” shall have the meaning set forth in Section 3.

1.17	“Qualified Plan” shall mean the Barnes Group Inc. Salaried Retirement Income Plan as amended and in effect from time to time, a pension plan which is intended to satisfy the requirements for qualification under Section 401(a) of the Code.

1.18	“Qualified Plan Benefit” shall have the meaning set forth in Section 3.

1.19

“Separation from Service” shall mean a “separation from service” from the Company and all corporations and other trades or businesses aggregated with the Company, as determined under rules set forth in Treasury Regulation section

1.409A-1(h), as in effect from time to time, or a successor thereto. If there is a question as to whether a Participant’s employment has been terminated or his employment relationship remains intact on account of the types of absences described in (a), (b), and (c) below, the following rules (to be interpreted consistent with Treasury Regulation section 1.409A-1(h)) shall apply:

(a) The employment relationship shall be treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(b) For purposes of this Section 1.19, a leave of absence constitutes a “bona fide” leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.

(c) Notwithstanding the foregoing, where (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, and (ii) such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for the six-month period described in paragraph (a) hereof, regardless of whether the Participant retains a contractual right to reemployment, unless the employment relationship is otherwise terminated by the Company or the Participant.

The foregoing provisions, including but not limited to paragraph (c) hereof, shall apply to determine whether there has been a termination of employment and, therefore, a Separation from Service, and shall have no effect on whether a Participant incurs a Disability within the meaning of Section 6 hereof and thereby becomes subject to the provisions of Section 6.

1.20	“Social Security Benefit” shall have the meaning set forth in Section 3.

1.21	“Specified Employee” shall mean a “Specified Employee” within the meaning of Treasury Regulation section 1.409A-1(i) as in effect from time to time, as determined in accordance with Section 7 below.

1.22	“Spouse” shall mean the individual to whom the Participant is legally married by civil or religious ceremony under the laws of the state in which the Participant is legally domiciled on the date the determination of whether there is a Spouse is being made. After a Participant’s death, his “Spouse” shall be the individual, if any, who met these criteria as of the date of the Participant’s death.

SECTION 2

PURPOSE OF PLAN

2.1	Purpose. The Plan is designed to provide supplemental retirement benefits to selected executives of the Company. Such benefits shall be payable out of the general assets of the Company. Notwithstanding the foregoing, in the discretion of the Committee, the Company may enter into one or more grantor trusts (sometimes known as “rabbi trusts”) for the purpose of financing part or all of its obligations under the Plan.

SECTION 3

RETIREMENT BENEFITS FOR GROUP I PARTICIPANTS

3.1	Retirement Benefit Conditions. Subject to Section 8.8, a Group I Participant shall be entitled to a benefit under the Plan if his Separation from Service occurs on a Normal Retirement Date. A Group I Participant also shall be entitled to a benefit under the Plan if (a) his Separation from Service occurs on an Early Retirement Date, and (b) his retirement was either requested by the President and Chief Executive Officer of the Company and approved by the Committee or was requested and approved by the Committee; provided, however, that the provisions of (b) hereof shall not apply to a Participant with at least 10 years of Credited Service. A Group I Participant who has a Separation from Service under conditions other than those described above (disregarding for this purpose death and any cessation of work on account of Disability, as defined in Section 6) shall not be entitled to any benefits under the Plan.

3.2	Benefit for Normal Retirement. A Group I Participant who is entitled to a benefit on account of a Normal Retirement Date pursuant to Section 3.1 and who has not incurred a Disability shall be entitled to receive a lifetime monthly “Normal Retirement Benefit” payable as of the first day of the month following the Participant’s Normal Retirement Date (the “Benefit Commencement Date”) which benefit shall actually commence within the 90-day period beginning on the Participant’s Benefit Commencement Date (but subject to Section 7.1) and continue on the first day of each month after actual commencement (with regard to Section 7.1) during the lifetime of the Group I Participant. The Participant’s monthly Normal Retirement Benefit shall be equal to one-twelfth of the amount determined under the following steps.

Step 1. Multiply 55% of the Participant’s Final Average Compensation by the ratio (not to exceed 1.0) of his Credited Service to fifteen (15).

Step 2. Subtract the Participant’s Social Security Benefit.

Step 3. Subtract the Participant’s Prior Employer Benefit.

Step 4. Subtract the Participant’s Qualified Plan Benefit.

3.3

Benefit for Early Retirement. A Group I Participant who is entitled to a benefit on account of an Early Retirement Date pursuant to Section 3.1 and who has not incurred a Disability shall be entitled to receive a lifetime “Early Retirement Benefit” payable as of the first day of the month following the Participant’s Early

Retirement Date (the “Benefit Commencement Date”), which benefit shall actually commence within the 90-day period beginning on the Participant’s Benefit Commencement Date (but subject to Section 7.1) and continue on the first day of each month after actual commencement (with regard to Section 7.1) during the lifetime of the Group I Participant. Computation of the benefit shall be the same as for the Normal Retirement Benefit under Section 3.2, except as follows:

(a) In Step 1, 55% of the Participant’s Final Average Compensation shall be multiplied by the ratio (not to exceed 1.0) of the Group I Participant’s Credited Service to the greater of (i) fifteen (15), or (ii) the Credited Service the Participant would have completed had Credited Service continued to age 62.

(b) Between Steps 3 and 4, insert a Step 3A under which the amount obtained at the end of Step 3 is multiplied by the appropriate factor from the following table, based on the Participant’s age as of his Benefit Commencement Date (without regard to Section 7.1), with factors for ages not shown interpolated:

Age	Factor
61	96.4%
60	92.8%
59	89.2%
58	85.6%
57	82.0%
56	78.4%
55	74.8%

3.4	Definition of Terms. For purposes of determining the benefits payable to Group I Participants pursuant to this Section 3, the following terms shall have the following meanings:

(a) “Qualified Plan Benefit” shall mean the annual amount of pension benefit under the Qualified Plan that is or would be payable immediately as a single life annuity as of the Participant’s Benefit Commencement Date (without regard to Section 7.1), using the Qualified Plan’s actuarial assumptions or factors relating to forms of benefit and early commencement, as the case may be. Notwithstanding the foregoing, the Qualified Plan Benefit shall be computed by excluding any portion of the benefit under the Qualified Plan attributable to (i) any period after the Participant’s Separation from Service on or after May 30, 2008, and (ii) any compensation in any period after the Participant’s Separation from Service on or after May 30, 2008. If amendments or other modifications that have been made to the Qualified Plan would, but for this sentence, result in an impermissible acceleration or deferral of the Participant’s benefits under this Plan under Section 409A of the Code and Treasury Regulations thereunder, such Qualified Plan amendment or other modification shall be disregarded in computing the benefits due the Participant under this Plan.

(b) “Social Security Benefit” shall mean a Participant’s estimated annual Social Security Benefit, which reflects any reduction for commencement prior to a Participant’s Social Security Retirement Age or any delayed retirement credit for commencement after his Social Security Retirement Age, as determined under the Social Security Act in effect on the January 1 preceding the Participant’s Benefit Commencement Date (without regard to Section 7.1), and based upon the following assumptions:

(i) The Participant had no earnings during the calendar year which includes the date his employment with the Company terminates or, if earlier, the date of his Separation from Service on or after May 30, 2008, or in any subsequent calendar year.

(ii) The Participant’s earnings in each prior year are equal to the maximum amount of wages subject to old age survivor and disability insurance tax under the Federal Insurance Contributions Act.

(iii) Benefits commence on the Participant’s Benefit Commencement Date if the Participant’s Benefit Commencement Date occurs on or after the Participant’s 62nd birthday.

(iv) In the event the Participant’s Benefit Commencement Date is prior to age 62, his Social Security Benefit shall equal the Social Security Benefit otherwise payable at age 62.

(c) “Prior Employer Benefit” shall mean the annual benefit, if any, to which a Participant is entitled from a Code Section 401(a) tax-qualified defined benefit plan (including, for this purpose, any cash balance or other hybrid plan treated as a defined benefit plan under the Code’s tax-qualification rules) maintained by the employer that, immediately prior to the Participant’s employment with the Company, employed the Participant, computed in the form of a single life annuity commencing upon the Participant’s attainment of age 62 (or the actuarial equivalent thereof, determined by the Company’s actuary pursuant to actuarial assumptions or factors used under the Qualified Plan, if a Participant’s Separation from Service occurs after age 62).

3.5	Normal Form of Payment. The normal form of payment under this Plan for a Group I Participant is a single life annuity: a benefit payable monthly for the lifetime of the Participant, with the first payment to be due on the Benefit Commencement Date specified in Section 3.2 or 3.3, as the case may be, and the last payment to be due on the first day of the calendar month in which death occurs. Consistent with Section 7.1, any payment due for a month prior to the month in which benefits actually commence shall be paid when benefits actually commence, with no adjustment for interest.

3.6	Optional Forms of Payment. In lieu of the normal form of payment, a Participant may elect to receive his benefit in one of the following optional forms, subject to the provisions of this Section 3:

(a) Joint and Contingent Annuity. In lieu of the normal form of payment, a Participant may elect to receive his benefit in a joint and contingent annuity form, which is a benefit payable monthly for the lifetime of the Participant with a benefit equal to 25%, 50%, 75%, or 100% (as selected by the Participant) of such benefit payable monthly to the Contingent Annuitant, commencing after the death of the Participant, for the lifetime of the Contingent Annuitant.

(b) Ten Year Certain and Continuous Annuity. In lieu of the normal form of payment, a Participant may elect to receive his benefit as a Ten Year Certain and Continuous Annuity, which is a benefit payable monthly for the lifetime of the Participant and, in the event of the Participant’s death prior to receiving 120 monthly payments, payable monthly to a named Beneficiary until the Participant and Beneficiary together have received 120 monthly payments. If both the Participant and the Beneficiary die before 120 payments have been made, payments shall be made to the Participant’s estate until a total of 120 monthly payments have been made.

A Participant’s election of an optional form generally shall be effective only if made by the close of the 30-day period beginning on the Participant’s Benefit Commencement Date; provided, however, that the Committee may prescribe another period for electing an optional form. In the event that a Participant elects a Joint and Contingent Annuity and the Contingent Annuitant designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the election of the optional form of payment shall be disregarded. In the event that a Participant elects a Ten Year Certain and Continuous Annuity and the Beneficiary designated by the Participant dies prior to the time benefits actually commence (with regard to Section 7.1), the Participant shall designate a new Beneficiary. Notwithstanding the foregoing, in the event of the death of a Contingent Annuitant or Beneficiary under the circumstances described herein, the Committee may, in accordance with rules prescribed by it, permit the Participant to make another election of an optional form. Election of optional forms of payment shall be filed by the Participant with the Benefits Committee or its designee on a form approved by the Benefits Committee.

3.7	Actuarial Equivalent. Except to the extent otherwise specifically provided herein, the amount of any optional form of payment payable under this Section 3 shall be the actuarial equivalent of the single life annuity. Actuarial equivalence shall be determined using the factors specified in the Qualified Plan as of the date that an election of an optional form of payment is made. Notwithstanding the foregoing, the normal and optional forms of payment shall be actuarially equivalent within the standards set forth in Treasury Regulation section 1.409A-2(b), with the Company’s actuary making any adjustments to the factors specified in the Qualified Plan or other adjustments as may be necessary to satisfy such standards.

3.8	Designation of Contingent Annuitant, Beneficiary. A Participant may designate a Contingent Annuitant or Beneficiary or change any prior designation by giving written notice to the Benefits Committee within the period described in Section 3.6; provided, however, that all designations of Contingent Annuitants or Beneficiaries are subject to the approval of the Benefits Committee. When necessary because, for example, no properly designated Beneficiary survives the Participant and a payment is due to a Beneficiary (under the Ten Year Certain and Continuous Annuity), the Benefits Committee shall apply default rules determined by the Benefits Committee, in its sole discretion, but generally following a priority list of living persons in the following order: Spouse, children, parents, brothers and sisters, estate. Although the rules of the Benefits Committee may permit a Participant to designate one or more alternative Beneficiaries (for example, an individual who shall become a Participant’s Beneficiary in case the Participant’s first choice of a Beneficiary dies before benefits become payable), a Participant may not designate persons who shall jointly receive benefits as Beneficiaries (for example, the designation of two or more children to jointly receive benefits as Beneficiaries is prohibited). Subject to the approval of the Benefits Committee as provided above, a Participant may designate a trust as a Beneficiary.

3.9	Lump Sum Cashout. Notwithstanding the foregoing or any other provisions of the Plan, in the discretion of the Committee, a lump sum may be paid to a Group I Participant within 90 days of the Participant’s Benefit Commencement Date (subject to Section 7.1) in satisfaction of his interest under the Plan if the value thereof as of the Participant’s Benefit Commencement Date does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, program, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2). The Committee shall document its decision to make a lump sum payment hereunder on or before the date of the payment.

SECTION 4

RETIREMENT BENEFITS FOR GROUP II PARTICIPANTS

4.1	Retirement Benefit Conditions. The conditions for a Group II Participant to receive a benefit under the Plan shall be the same as those for a Group I Participant, set forth in Section 3.1 hereof.

4.2	Benefit for Normal Retirement. A Group II Participant who has a Normal Retirement Date and has not incurred a Disability shall be entitled to receive a retirement benefit determined and payable as follows:

Step 1. Compute the benefit which the Participant would receive as a lifetime annuity as if Section 3.2 applies.

Step 2. Multiply the amount determined for the Participant in Step 1 by a single life annuity factor based on the Participant’s age at the Participant’s Benefit Commencement Date. The annuity factor shall be based on an interest rate equal to the discount rate and any other assumptions used by the Company to value pension liabilities under this Plan for the financial statements of the Company last disclosed before the computation hereunder is made (unless a remeasurement of the pension liabilities has taken place since that time, in which case the remeasurement assumptions shall be used).

Step 3. Treat the lump sum amount determined in Step 2 as the opening balance in a hypothetical account to be used to pay five installments to the Participant. Hypothetical interest shall be credited to the account on the last day of each calendar month (through the calendar month that next precedes the last installment payment) by multiplying one-twelfth of the Wall Street Journal prime rate in effect on such day by the account balance as of the last day of the immediately preceding month.

Step 4. Pay the installments referred to in Step 3 with the first installment paid within the 90-day period commencing on the Participant’s Benefit Commencement Date (but subject to Section 7.1) and the last four installments paid on anniversaries of the Benefit Commencement Date for a total of five installment payments, each equal to the applicable percentage below multiplied by the Participant’s hypothetical account as of the last day of the month before the month in which payment occurs (after crediting interest until such date):

Installment	Percentage
First	20%
Second	25%
Third	33 1/3%
Fourth	50%
Fifth	100%

4.3	Benefit for Early Retirement. A Group II Participant who is entitled to a benefit on account of an Early Retirement Date pursuant to Section 4.1 and who has not incurred a Disability shall be entitled to receive a benefit determined and payable by following the steps in Section 4.2, with the following modifications:

Step 1. Compute the Participant’s benefit under Section 3.2 assuming (a) the Participant began to receive his benefits at Separation from Service upon reaching age 62; (b) in Step 1 under Section 3.2, 55% of the Participant’s Final Average Compensation is multiplied by the ratio (not to exceed 1.0) of the Participant’s Credited Service to the greater of (i) fifteen (15) or (ii) the Credited Service the Participant would have completed had Credited Service continued to age 62; and (c) the amount thereby determined is multiplied by the factor in Section 3.3(b), based on the age of the Participant on his Benefit Commencement Date.

4.4	Lump Sum Cashout. Notwithstanding the foregoing or any other provisions of the Plan, in the discretion of the Committee, a lump sum may be paid to a Group II Participant within 90 days of the Participant’s Benefit Commencement Date (subject to Section 7.1) in satisfaction of his interest under the Plan if the value thereof as of the Participant’s Benefit Commencement Date does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code and the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, program, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation section 1.409A-1(c)(2). The Committee shall document its decision to make a lump sum payment hereunder on or before the date of the payment.

SECTION 5

DEATH BENEFITS

5.1	Death of Group I Participant On or Prior to Close of Period for Electing an Optional Form. If a Participant dies on or after attaining age 55 and completing 5 years of Credited Service and on or prior to the date that an election of an optional form of payment must be made under Section 3 hereof, his Spouse shall be eligible to receive a monthly lifetime benefit commencing within the 90-day period beginning on the date of the Participant’s death. The benefit payable to such Spouse shall be equal to the amount which would have been payable to the Participant’s Spouse if:

(a)	the Participant’s date of death was instead his Early or Normal Retirement Date (with the applicable type of retirement date dependent on the Participant’s age and years of Credited Service on his date of death);

(b)	the Participant had elected to receive payments in the form of a joint and 50% contingent annuity with his Spouse as Contingent Annuitant; and

(c)	the Participant died on the day next succeeding his assumed Early or Normal Retirement Date.

5.2	Death of Group I Participant After Close of Period for Electing an Optional Form. If a Participant dies after the date that an election of an optional form of payment must be made under Section 3 hereof, no death benefit will be payable hereunder except as otherwise provided under the form of annuity payment in effect on the date of death.

5.3	Death of Group II Participant Prior to Commencement of Benefits. If a Group II Participant dies on or after attaining age 55 and completing 5 years of Credited Service and prior to the date any benefits under this Plan have commenced, his Spouse shall receive five installments, with the first installment paid within the 90-day period beginning on the date of the Participant’s death and subsequent installments paid on each anniversary of the first installment. The amount of each installment shall be equal to 50% of the installment the Participant would have received, if he had a Separation from Service on the date of his death.

5.4	Death of Group II Participant After Commencement of Benefits. If a Group II Participant dies after the date his benefits under the Plan have commenced , any remaining installments payable pursuant to Section 4 shall be paid to the Group II Participant’s Beneficiary on the same dates such installments would have been payable to the Participant, had he not died.

5.5	Designation of Beneficiary. For purposes of Section 5.4, a Participant may designate a Beneficiary or change any prior designation by giving written notice to the Benefits Committee within such time periods, and according to such other rules, as the Benefits Committee shall prescribe, with all Beneficiary designations subject to the approval of the Benefits Committee and otherwise consistent with the Beneficiary provisions of Section 3.8 hereof.

SECTION 6

DISABILITY

6.1	Disability Defined. For purposes of this Plan, a Participant shall be deemed to have a Disability if the Social Security Administration determines he is disabled under the Social Security Act. A Participant shall be considered as incurring a Disability on the last day of the month in which the Participant first becomes eligible for and begins to receive Social Security disability benefits. The payment of any Disability Benefit described in this Section 6 is contingent on no Separation from Service before the day the Participant incurs a Disability and on the Participant being alive on the commencement date. If a Participant has a Disability that is followed by a Separation from Service, the provisions of this Section 6 shall take precedence over the provisions of Section 3 or Section 4, as the case may be.

6.2	Group I: General Rule. If a Group I Participant incurs a Disability, he shall start receiving a Disability Benefit within the 90-day period commencing on the day he incurs the Disability. The amount of the benefit shall be computed as if the Participant were receiving a benefit computed under Section 3, with continued credit for Credited Service and Compensation (regardless of any provisions to the contrary in the Qualified Plan and the definitions in this Plan) until the date the Participant incurs the Disability for purposes of Step 1 under Section 3.2, and treating the Participant’s date of Disability as his Early or Normal Retirement Date (with the applicable type of retirement date depending on the Participant’s age and years of Credited Service as of the date he incurs a Disability). In applying this rule, it shall be assumed that the Participant’s rate of Compensation as of the date his disabling conditions began continued unchanged.

6.3	Group I: Alternative to Section 6.2. As an alternative to receiving a Disability Benefit pursuant to Section 6.2 and if permitted by Section 409A of the Internal Revenue Code and Treasury guidance thereunder, a Participant whose Disability precedes his attainment of age 62 and credit for at last 10 years of Credited Service may defer the commencement date of payment of a Disability Benefit from the date prescribed in Section 6.2 to a date within the 90-day period beginning on the first day the Participant attains age 62 and has been credited with 10 years of Credited Service (his “Normal Retirement Equivalent Date”). The amount of the benefit shall be computed as if the Participant were receiving a benefit computed under Section 3, with continued credit for Credited Service and Compensation (regardless of any provisions to the contrary in the Qualified Plan and the definitions in this Plan) until his Normal Retirement Equivalent Date for purposes of Step 1 under Section 3.2. In applying this rule, it shall be assumed that the Participant’s rate of Compensation as of the date his disabling conditions began continued unchanged. An election hereunder cannot take effect until 12 months after the date on which it is made and must be made not less than 12 months before the date the Participant would receive his first annuity payment under Section 6.2.

6.4	Form of Disability Benefit under Sections 6.2 and 6.3. The forms of benefit in which Disability Benefits described in Sections 6.2 and 6.3 are provided shall be the same as those for a Group I Participant who receives benefits on account of an Early Retirement Date or Normal Retirement Date pursuant to Section 3.

6.5	Group II: Disability Before Age 55 – General Rule. If a Group II Participant incurs a Disability before his attainment of age 55, he shall start receiving a Disability Benefit commencing on a date within the 90-day period beginning on the day the Participant attains age 55 (with this date considered the Participant’s “Early Retirement Benefit Equivalent Date”). The amount of the benefit shall be computed as if the Participant were receiving an Early Retirement benefit computed under Section 4, but, for purposes of the Section 3.2, Step 1-type computation, with continued credit for Credited Service and Compensation (regardless of any provisions to the contrary in the Qualified Plan and the definitions in this Plan) until his Early Retirement Benefit Equivalent Date. In applying this rule, it shall be assumed that the Participant’s rate of Compensation as of the date his disabling conditions began continued unchanged.

6.6	Group II: Disability On or After Age 55 – General Rule. If a Group II Participant incurs a Disability on or after his attainment of age 55, he shall start receiving a Disability Benefit within the 90-day period commencing on the day the Participant incurs the Disability. The amount of the benefit shall be computed as if the Participant were receiving a benefit computed under Section 4 but, for purposes of the Section 3.2, Step 1-type computation, continuing to credit Credited Service and Compensation (regardless of any provisions to the contrary in the Qualified Plan and the definitions in this Plan) until the date he incurs the Disability, and treating the Participant’s date of Disability as his Early or Normal Retirement Date (with the applicable type of retirement date dependent on the Participant’s age and years of Credited Service as of the date he incurs a Disability). In applying this rule, it shall be assumed that the Participant’s rate of Compensation as of the date his disabling conditions began continued unchanged.

6.7

Group II: Alternative to Sections 6.5 and 6.6. As an alternative to receiving a Disability Benefit pursuant to Section 6.5 or Section 6.6 and if permitted by Section 409A of the Internal Revenue Code and Treasury guidance thereunder, a disabled Participant whose Disability precedes his attainment of age 62 and credit for at least 10 years of Credited Service may defer the commencement date of payment of a Disability Benefit (as well as the corresponding anniversaries of the commencement date) from the date prescribed in Section 6.5 or 6.6, as the case may be, to a date within the 90-day period beginning on the first day the Participant attains age 62 and has been credited with at least 10 years of Credited Service (his “Normal Retirement Equivalent Date”). The amount of the benefit shall be computed as if the Participant were receiving a benefit computed under Section 4 but, for purposes of the Section 3.2, Step 1-type computation, continuing to credit Credited Service and Compensation (regardless of any provisions to the contrary in the Qualified Plan and the definitions in this Plan) until his Normal Retirement Equivalent Date. An election hereunder cannot take effect until 12 months after the date on which it is made and must be made not less than 12 months before the date the Participant would receive his first payment under Section 6.5 or 6.6, as the case may be.

6.8	Form of Disability Benefit under Sections 6.5 through 6.7. The forms of benefit in which Disability Benefits described in Sections 6.5 through 6.7 are provided shall be the same as those for a Group II Participant who receives benefits pursuant to Section 4.

6.9	Rights Contingent on Continuation of Disability. A Participant’s right to a Disability Benefit under this Section 6 and to credit for Compensation and Credited Service, to the extent provided under this Section 6 and not under other provisions of this Plan, shall be contingent on the Participant remaining disabled, consistent with the Social Security determination originally made pursuant to Section 6.1.

SECTION 7

SECTION 409A PROVISIONS

7.1	Notwithstanding any provision of this Plan to the contrary, (a) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Code may be made pursuant to this Plan to a Specified Employee due to a Separation from Service before the date that is six months after the date of such Specified Employee’s Separation from Service ; and (b) any distribution that, but for the preceding clause (a), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service shall be paid on the first day of the seventh month following the date of his or her Separation from Service. For the avoidance of doubt, the preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this Plan to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount or benefit to be paid or provided pursuant to this Plan if and to the extent that such amount or benefit is not subject to Section 409A of the Code for any reason, including, without limitation, Treasury Regulation section 1.409A-1(a)(5) (relating to welfare benefit plans), Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation section 1.409A-1(b)(9) (relating to separation pay plans), or the “grandfather” rules incorporated in Treasury Regulation section 1.409A-6(a).

7.2

If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, a person who participates in or has any legally binding right, contingent or otherwise, under this Plan (a “Plan Participant”) is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)), then the Plan Participant shall be treated as a Specified Employee for purposes of Section 7.1 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”) in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) or the transition rules and official guidance under Code Section 409A

(a “Different Election”), in which case whether the Participant shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. By participating or continuing to participate in this Plan or accepting any legally binding right under this Plan, each Participant irrevocably (a) consents to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Plan, and (b) agrees that the Participant’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waives any right he or she may have to consent to the Different Identification Method or Different Election in question if for any reason the Participant’s consent to such Different Identification Method or Different Election is not legally effective.

7.3	If any Participant or beneficiary has any right under this Plan to “a series of installment payments that is not a life annuity” (within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii)), then such right shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii).

7.4	Any compensation that may be paid or provided pursuant to this Plan is intended to qualify for an exclusion from Section 409A of the Code or to comply with Section 409A of the Code, so that none of such compensation will be includible in any Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This Plan shall be administered, interpreted and construed to carry out such intention, and any provision of this Plan that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company and any other person or entity with any responsibility for the Plan (including, but not limited to, the Board) do not represent, warrant or guarantee that any compensation that may be paid or provided pursuant to this Plan will not be includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor do the Company and other persons and entities with any responsibility for the Plan make any other representation, warranty or guaranty to any Plan Participant as to the tax consequences of this Plan or of participation in this Plan. If, notwithstanding the foregoing, amounts are includible in a Plan Participant’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, the payment of benefits will be accelerated to the extent determined by the Committee and permitted by Treasury Regulation section 1.409A-3(j)(vii).

SECTION 8

ADMINISTRATION AND GENERAL PROVISIONS

8.1	Administration. The Committee shall have full power and authority to interpret and construe the terms of this Plan, and to administer it, and the Committee’s interpretations and construction thereof, and actions thereunder, including, but not limited to determining the amount or recipient of any benefits to be made therefrom, shall be binding and conclusive on all persons for all purposes. The Board, the Committee, the Benefits Committee, their individual members, and such persons’ agents and representatives of the Board shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith.

8.2	Expenses of Administration. All expenses incurred in connection with the execution of this Plan and in carrying out the provisions hereof shall be paid by the Company.

8.3	Information from Participant. Each Participant shall furnish to the Company such information as the Company may reasonably request for purposes of the proper administration of the provisions of this Plan.

8.4	No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and a Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Participants, with or without cause. Any benefit payable under this Plan shall not be deemed salary, earnings, or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any qualified retirement plan or other arrangement of the Company for the benefit of its employees.

8.5	Restrictions on Alienation and Assignment. Neither a Participant or Spouse nor any Beneficiary or Contingent Annuitant shall have the right to assign, transfer, hypothecate, encumber, commute or anticipate any interest in any payments hereunder, and such payments shall not in any way be subject to any legal process to levy upon or attach the sum for payment of any such claim against the Participant, Spouse, Beneficiary, or Contingent Annuitant, provided, however, that nothing contained herein shall preclude a Participant from designating, in accordance with Sections 3 and 4 and other terms of this Plan, a Beneficiary or Contingent Annuitant to receive benefits hereunder in the event of the Participant’s death.

8.6	Facility of Payment. If the Committee shall find, upon receipt of medical evidence or legal representations satisfactory to the Committee, that any Participant or other person to whom a benefit is payable is unable to care for such person’s affairs because of illness or accident, any payment due hereunder (unless a prior and valid claim therefor shall have been made by a duly appointed guardian, conservator or other legal representative) may be paid to such person’s spouse, child, parent or brother or sister, or to any person or persons determined by the Committee to have incurred expense for such Participant. Any payment shall be a complete discharge of all liability hereunder.

8.7	Failure to Claim Amounts Payable. In the event that any amount shall become payable hereunder to a person and, after written notice from the Company mailed to such person’s last known address as shown in the Company’s records and after diligent effort, the Company is unable to locate such person, the Company shall apply to a court of competent jurisdiction for direction as to the distribution of such amount.

8.8	Amendment and Termination. The Board reserves the right to amend and/or terminate the Plan at any time for whatever reasons it may deem appropriate (or for no reason), except that no such amendment or termination shall adversely affect the benefits payable to any person who has begun to receive benefits hereunder and no such amendment or termination may accelerate or defer the payment of compensation except as permitted by Section 409A of the Code.

8.9	Gender and Number. All the words and terms used herein, regardless of the number and gender in which they shall be used, shall be deemed to include any other number, singular and plural, and any other gender, masculine and feminine, as the context may require.

8.10	Law Applicable. This Plan shall be governed by the laws of the State of Connecticut to the extent not superseded by federal law.

8.11	Delegation of Authority. The Board, the Committee, and the Benefits Committee may delegate the responsibilities allocated to them under the terms of this Plan to others, including, but not limited to, a Board delegation to the Committee or the Benefits Committee, a Committee or Benefits Committee delegation to one or more members, and a delegation by the Board or one of the committees to Company employees. As long as the delegation is lawful, neither an employee nor any other person shall have the right to raise any questions relating to such delegation of authority and responsibility for interpreting, construing, and administering the Plan.

8.12	Releases. Any provision of this Plan to the contrary notwithstanding, each payment to a person hereunder shall be contingent on the person having executed and delivered to the Company, at such time or times in advance of the payment date as the Committee or its delegate may specify, any covenant agreement and release of claims that the Committee or its delegate may require, and on any such covenant and release of claims having become irrevocable by their terms in advance of the payment date. Without limiting the generality of the foregoing, the Committee or its delegate may require a covenant and release to be executed and delivered to the Company within a specified period of time following the Participant’s Separation from Service, and another release to be executed and delivered to the Company within a specified period of time following another event or date as the Committee or its delegate may specify. Amounts not paid hereunder due to a failure to execute any covenant or release required by the Committee shall be treated as forfeited.

APPENDIX A

Group I Participants: Any individual covered by the SSORP immediately prior to January 1, 2009 (including, but not limited to, an individual in pay status), as determined by the Committee, provided the individual is at least age 55 and has been credited with at least 5 years of Credited Service as of such date

Group II Participants: Any individual covered by the SSORP immediately prior to January 1, 2009, as determined by the Committee, other than an individual who is a Group I Participant

For the avoidance of doubt, however, an individual is not a Group I or Group II Participant if all of his benefits are “grandfathered” from Section 409A of the Code, as described in the Preamble.